Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investors contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended June 30, 2008

OPERATING HIGHLIGHTS

•                  Sales grew 17% and recurring revenue grew 7% year- over- year

•                  Achieved “Rev-Log” growth of $40.5 million in the quarter; generated $30 million sequential increase in 60-month backlog

•                  ACI achieved general acceptance (“GA”) of BASE24-epsTM Version 8.2 optimized on the  IBM System z platform; met sales goals under the ACI-IBM alliance in 1H 2008

•                  Strategic plan progressing;

•                  ACI expects to achieve up to $30 million in net annual cost savings through consolidation of non-core products and implementation service efficiencies

•                  Funded by anticipated cost savings, ACI plans to invest approximately $16 million in capital and operating investments during 2008-2009 in the following business areas:  implementation and professional services, wholesale payments solutions, risk products  and other infrastructure

•                  Anticipate one-time charges primarily in the third and fourth quarters with some charges continuing into 2009  associated with restructuring

	Quarter Ended
	June 30, 2008	Better / (Worse) June 30, 2007	Better / (Worse) June 30, 2007
Operating Free Cash Flow ($Mil)	$(10.9)	$(22.6)	(193)%
60 month Backlog ($Bil)	$1.427	$0.123	9%

Revenues ($Mil)	$109.2	$11.1	11%

(NEW YORK — August 12, 2008) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced financial results for the quarter ended June 30, 2008.  We will hold a conference call on August 12, 2008, at 8.30 a.m. EDT to discuss this information.  Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“The company’s business performance during the quarter demonstrates that we have begun to harvest deferred revenue into current quarter GAAP revenues, as evidenced by the Faster Payments initiative in the United Kingdom,” said Chief Executive Officer Philip Heasley, “We also continue to invest in our services capabilities to enable faster implementation of products while simultaneously working toward a pending restructuring to rationalize our cost structure and more closely align product development activity with business growth,”

Heasley further added, “Today the company announced the planned departures of Richard Launder, President, Global Sales, and Mark Vipond, President, Global Operations, both of whom are leaving the company to pursue other interests. Mark’s departure will be effective August 31 while Richard will remain with ACI through February 2009.  Both Mark and Richard have dedicated many years to ACI, and we thank them for their significant contributions to the business.  They have worked closely with Ron Totaro since he joined ACI in March and will continue to work with him to help ensure a smooth transition of product management and channel operations.”

Notable new business during the quarter included:

•                  EMEA: Products selected across the region included BASE24-epsTM combinations, Proactive Risk ManagerTM, ACI Smart Chip ManagerTM and application infrastructure tools in Bulgaria, Germany, Montenegro, Norway, Oman, South Africa and Spain.

•                  Asia:  Bank and credit card customers added BASE24-eps, wholesale products including ACI Enterprise Banker, ACI Payments Manager, ACI Simulation Services and  Transaction Warehouse.

•                  Americas: Several Latin American banking firms selected BASE24-epsTM, BASE24-atm®, ACI Monitoring and Management System, Golden Gate and ACI Web Access Services. In the United States a large U.S. investment bank selected ACI Enterprise Banker on demand.

•                  Globally, eight new customers were signed, including new users of ACI Enterprise Banker, BASE24-eps and Proactive Risk Manager.

•                  Twenty existing customers licensed, new applications ranging from ACI Retail Commerce ServerTM and Proactive Risk Manager for Enterprise Services to Simulation Services for Enterprise TestingTM.

FINANCIAL SUMMARY

Operating Free Cash Flow

Operating free cash flow for the quarter was $(10.9) million compared to $11.7 million for the June 2007 quarter. The year-over-year reduction of $22.6 million in our operating free cash flow resulted primarily from outflows as follows: approximately $12 million increase in services and alliance sales personnel as well as contractor expenses related to implementation projects reflected in backlog, approximately $5 million in higher capital expenditures related primarily to the build-out of our new Omaha facility, $2 million in lease prepayments for the new Omaha facility, and $1 million cash expenditure on severance. The remainder of the variance is predominantly a delay/decline in cash receipts.

Sales

Sales bookings in the quarter totaled $99.9 million compared to $85.2 million in the June 2007 quarter.  The $14.7 million, or 17%, rise in year-over-year sales is a consequence primarily of the growth in new accounts/new applications, which accounted for $39.3 million of June 2008 sales compared to $19.8 million in June 2007 sales partially mitigated by a reduction of $4.4 million in add-on sales and $0.4 million in term extensions. In the combined new accounts/new applications category, we sold numerous smaller-sized deals to customers in the current period making us less reliant on the timing of capacity and renewals at our existing larger customers as a sub-set of quarterly sales. Our two key deals in the quarter spanned the wholesale and retail payment engines. In Spain, Sermepa, purchased BASE24-eps on  IBM system z while Sterling Savings Bank in the U.S. invested in ACI Enterprise Banker.

Backlog

As of June 30, 2008, our estimated 60-month backlog was $1.427 billion compared to $1.397 billion at March 31, 2008, and $1.304 billion as of June 30, 2007. The sequential growth of $30 million in our 60-month backlog was comprised primarily of new account/new application sales to processors, U.S. and European banks as well as positive foreign exchange translation of approximately $1 million in the quarter. As of June 30, 2008, our 12-month backlog was $339 million, as compared to $347 million for the quarter ended March 31, 2008, and $316 million for the quarter ended June 30, 2007, reflecting the fact that we have recently recognized as GAAP revenue large deals that were formerly in the 12-month backlog, such as the Faster Payments system in the U.K. and MasterCard in the U.S.

Revenues

Revenue was $109.2 million in the quarter ended June 30, 2008, an increase of $11.1 million, or 11%, over the prior-year period revenue of $98.1 million.  The increase was largely attributable to a rise of $12.2 million in services fees in the June 2008 quarter as compared to the June 2007 quarter. Our June 2008 GAAP revenue was driven principally by our backlog; 89% derived from 12-month backlog and 11% of the revenue was provided by current-period sales. On a year-over-year basis, initial license fee revenue as a percentage of overall revenue dropped from 26% to 19% based on the fact that during the prior-year quarter we recognized a large capacity deal that did not repeat in the current quarter. Our monthly recurring revenue figure in the quarter was $58.3 million, a rise of $3.7 million over the prior-year quarter, underscoring the growth of the ratable and renewing portion of our business and a lessening of the significance of non-recurring license fee revenue.

Sequentially, our deferred revenue decreased by $11.4 million to $144.3 million compared to a sequential increase of $1.1 million in the June 2007 quarter while our year-over-year total deferred revenue rose by $21.5 million.  The reduction in sequential short-term deferred revenue reflects our progress this quarter in moving projects out of backlog into current period GAAP revenue as we gained acceptance of several sizable projects in the EMEA and Americas regions.

Operating Expenses

Operating expenses were $108.0 million in the June 2008 quarter compared to $93.2 million in the June 2007 quarter, an increase of $14.7 million or 16%. Non-recurring items impacting year-over-year expenses were as follows: in 2007 we incurred $4.7 million in expenses in conjunction with our historic stock options review and $1.5 million related to non-recurring employee costs; the June 2008  quarter expenses were impacted by $3.8 million in IBM IT outsourcing non-recurring transition and severance expenses. Excluding the non-recurring items, expenses rose $17.2 million in the year-over-year quarter as a result of an approximately $9 million increase in cost of maintenance and services comprised primarily of $3 million in contractor expense in EMEA, approximately $2 million related to the release of deferred expenses and the remainder attributed to an increase in personnel across geographies and ACI On Demand service functions. We incurred an approximately $6 million increase in selling and marketing expense and a $2 million increase in cost of software to support the product management function as well as IBM optimization.

Deferred expenses were $11.0 million, a reduction of $1.4 million compared to the sequential prior quarter and a decrease of $4.7 million as compared to the prior year quarter as we recognized items from our short-term deferred revenue into our current period GAAP revenue.

Other Income and Expense

Other income for the quarter was $2.0 million compared to other expense of $2.0 million in the June 2007 quarter. The increase of $4.0 million in other income in the quarter resulted primarily from $2.9 million in a non-cash gain on our interest rate swaps. We incurred interest expense of $1.0 million on our outstanding credit facility whereas foreign currency loss and interest income approximately equaled one another in the June 2008 quarter.

Taxes

Income tax expense in the quarter was $2.4 million or 75% due to losses in tax jurisdictions for which we received no tax benefit offset by income in tax jurisdictions in which we accrued tax expense. As mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of intellectual property outside the United States.

Net Income (Loss) and Diluted Earnings Per Share

Net income for the quarter was $0.8 million compared to net loss of $2.7 million during the same period last year.

Earnings (loss) per share for the quarter ended June 2008 was $0.02 per diluted share compared to $(0.07) per diluted share during the same period last year. The year-over-year quarterly change is primarily due to the following factors: positive variances of $0.19 driven by an increase in revenues, $0.09 due to effective tax rate differential, $0.08 due to lack of historic stock option review fees in 2008, $0.07 driven by other income and expense, primarily a non-cash gain on interest rate swaps in the June 2008 quarter, and $0.03 due to employee-related costs offset by a negative variance of $0.30 in organic operating expenses and $0.07 in IBM IT outsourcing and severance expense.

Diluted Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 34.9 million for the quarter ended June 30, 2008, as compared to 37.1 million shares outstanding for the quarter ended June 30, 2007.

Guidance Update

ACI now anticipates full year 2008 operating free cash flow (“OFCF”) of $45-50 million versus $52.5 million of OFCF achieved in calendar 2007.  OFCF as defined by ACI is net cash provided (used) in operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, less capital expenditures and plus or minus proceeds from IBM. The modification in guidance is due to the fact that in calendar 2007 and early calendar 2008 we have been selling multi-product, customized systems which require more implementation services prior to attainment of milestones that result in receipt of cash. On a cash basis, the calendar 2007 sales were more heavily weighted towards term extensions and corresponding cash inflow from license and capacity fees without the accompanying use of cash during the service implementation phase. The updated OFCF guidance assumes savings of $5 million during the fourth quarter of 2008 related to pending restructuring events.

We anticipate combined revenue plus 60-month backlog (“Rev-log”) growth of $190-195 million in 2008 as compared to $157 million in calendar year 2007.

Sales are expected to achieve 95-98% of earlier expectations, or a range of $430-440 million due to the longer selling cycle we are seeing with our banking customers. Expenses are expected to run 8-10% higher than prior year due to the addition of approximately $8 million in IBM IT outsourcing expenses announced in March 2008. We reiterate cash tax guidance of $14 million for calendar year 2008.

Strategic Plan Update

The implementation of our strategic plan during the balance of 2008 and into 2009 is expected to include cost take-outs and reinvestments. We anticipate achieving cost take-outs of up to $30 million during 2008 and 2009 primarily through a reduction in the work force, reallocation of headcount to different geographies, consolidation of non-core products and facilities. We expect to incur a one-time cash expenditure of $15-25 million related to the restructuring. This is the culmination of our restructuring and integration of previously acquired businesses as we align our staffing levels globally with our geographic and product opportunities. Finally, we continue to seek efficiencies in tax and other professional services fees. We expect to incur one-time charges in the third quarter and future periods associated with these efforts, the amount and timing of which will be determined as the plan is finalized.

Areas that will receive future cash investments, which we currently intend to fund from our anticipated cost savings, include implementation and professional services, the wholesale payment solution and risk management products, and other infrastructure.

 -End-

Table 1: Reconciliation of Operating Free Cash Flow

	Quarter Ended June 30,
(millions)	2008	2007
Net cash provided by operating activities	$(3.4)	$11.0
One-time items:
Net after-tax cash payments associated with stock option cash settlement	0.0	1.9
Less capital expenditures	(6.0)	(1.2)
Less alliance technical enablement expenditures	(1.5)	0.0
Operating Free Cash Flow	$(10.9)	$11.7

Table 2: Backlog 60- Month (millions)

	Quarter Ended
	June 30,	March 31,	June 30,
	2008	2008	2007
Americas	$737	$724	$704
EMEA	533	522	467
Asia/Pacific	157	151	133
Backlog 60-Month	$1,427	$1,397	$1,304

ACI Deferred Revenue	$144	$156	$123
ACI Other	1,283	1,241	1,181
Backlog 60-Month	$1,427	$1,397	$1,304

Table 3: Revenues by Channel

	Quarter Ended June 30,
(millions)	2008	2007
Revenues:
United States	$40.2	$33.0
Americas International	12.3	19.3
Americas	$52.5	$52.3
EMEA	46.9	36.5
Asia/Pacific	9.8	9.3
Revenues	$109.2	$98.1

Table 4: Monthly Recurring Revenue

	Quarter Ended June 30,
(millions)	2008	2007

Monthly license fees	$17.8	$15.5
Maintenance fees	32.9	31.3
Processing Services	7.6	7.8
Monthly Recurring Revenue	$58.3	$54.6

Table 5: Deferred Revenue  & Expenses

	Quarter Ended
	June 30,	March 31,	June 30,	March 31,
($ millions)	2008	2008	2007	2007

Short Term Deferred Revenue	$121.1	$135.4	$97.1	$96.4
Long Term Deferred Revenue	$23.2	$20.3	$25.7	$25.3

Total Deferred Revenue	$144.3	$155.7	$122.8	$121.7

Total Deferred Expenses	$11.0	$12.4	$6.3	$6.1

Table 6: Organic Comparisons ($ millions)

	Year over Year Increase/Decrease in Revenue	Year over Year Increase/Decrease in Op. Expenses	Mar-Jun y-o-y Quarterly Movement in Deferred Revenue	Mar-Jun y-o-y Quarterly Movement in Deferred Expense
2007 Quarter	$98.1	$93.2	$1.1	$(0.7)

ACI excluding non-recurring business	$11.1	$17.4	$(12.5)	(0.7)
Stock Options (Prof. Fees & Vested Shares)	—	(4.7)	—	—
Employee Related	—	(1.6)	—	—
IBM IT Outsourcing transition cost	—	3.7	—	—
Net Change	$11.1	$14.7	$(12.5)	$(0.7)

2008 Quarter	$109.2	$108.0	$(11.4)	$(1.4)

Table 7: Other Income (Expense)

	Quarter Ended
	June 30,	March 31,	June 30,	March 31,
(millions)	2008	2008	2007	2007

Interest Income	$0.7	$0.6	$0.9	$1.0
Interest Expense	(1.0)	(1.4)	(1.4)	(1.6)
FX Gain / Loss	(0.7)	3.7	(1.5)	(0.3)
SFAS 133	2.9	(3.7)	0.0	0.0
Other	0.2	(0.2)	0.0	$0.0

Total Other Income (Expense)	$2.0	$(1.0)	$(2.0)	$(0.9)

Table 8: Sales by Channel and Product Division (millions)

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2008	2008	2007	2007	2007
Sales by Channel:
Americas	$49.9	$19.2	$83.0	$39.0	$42.1
EMEA	42.4	30.6	43.3	42.4	32.7
Asia Pacific	7.6	14.0	5.3	9.6	10.4
Total Sales	$99.9	$63.8	$131.6	$91.0	$85.2

Sales by Product Division:
Retail Payments	$55.6	$45.8	$77.7	$58.3	$55.6
Wholesale Payments	24.9	14.4	27.1	5.2	17.2
Risk Management	5.2	1.1	8.6	10.4	3.8
Application Services	14.2	2.5	18.2	17.1	8.6
Total Sales	$99.9	$63.8	$131.6	$91.0	$85.2

About ACI Worldwide, Inc.

ACI Worldwide is a leading provider of electronic payments software and services to major banks, retailers and processors around the world.  The company’s solutions enable online payment processing, online banking, fraud prevention and detection, and back office services such as settlement, account management, card management and dispute processing.  ACI solutions provide market-leading levels of reliability, manageability and scale to over 800 customers in 88 countries.  Visit ACI Worldwide at www.aciworldwide.com.

Non-GAAP Financial Measures

This press release includes operating free cash flow and backlog estimates. ACI is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operating free cash flow and backlog.

ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, less capital expenditures and plus or minus net proceeds from IBM.  We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.   Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G.  Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities.  A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures.  Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, loss from operations and net loss per share calculated in accordance with GAAP.  We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, income (loss) from operations and net income (loss) per share calculated in accordance with GAAP.

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period.  We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G.  Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•                  Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•                  License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•                  Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•                  Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•                  Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences.  Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods.  Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

This presentation contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “ will,” “expects,” “anticipates”, “intends”, and words and phrases of similar impact.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the:

•      Expectations regarding our ability to continue to harvest deferred revenue into current quarter GAAP revenue at the rates anticipated for 2008;

•      Anticipated continued investment in our services capabilities to enable faster implementation of products while simultaneously working toward a pending restructuring to rationalize our cost structure and more closely align product development activity with business growth;

•      Expectations regarding our decreased reliance on the timing of capacity licenses and renewals at our existing larger customers as part of our quarterly sales;

•      Expectations related to the growth of the ratable and renewing portion of our business and the lessening significance of non-recurring license fee revenue;

•      Expectations for 2008 operating free cash flow and combined revenue and backlog growth; and

•      Expectations and assumptions regarding sales, sales mix, revenues, backlog, operating free cash flow, expenses and cash tax expense.

•      Expectation that we will achieve up to $30 million in net annual cost savings through consolidation of non-core products, implementation services efficiencies, reduction in the workforce, reallocation of headcount to different geographies and facilities;

•      Anticipated one-time cash expenditures related to the restructuring;

•      Plans to invest approximately $16 million, funded by anticipated cost savings, in capital and operating investments during 2008-2009 in specified business areas;

•      Expectations that the implementation of our strategic plan will include cost take-outs and reinvestments;

•      Expectations regarding restructuring and integrating of previously acquired businesses and aligning staffing levels globally with our geographic and product opportunities;

•      Expectations that we will achieve efficiencies in tax and other professional fees;

•      Expectations regarding one-time charges in the third quarter and future periods associated with the implementation of the strategic plan, and the timing of any such charges;

•      Expected areas for future cash investments and our intention to fund those investments from anticipated cost savings;

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements after the date of this presentation.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the

 Securities and Exchange Commission, including our Form 10-K filed on January 30, 2008 and our Form 10-Q filed on February 19, 2008, both as amended by our Form 10-K/A and Form 10-Q/A, respectively, filed on March 4, 2008, and our Form 10-Q filed on May 9, 2008, and specifically the sections entitled “Factors That May Affect Our Future Results or the Market Price of Our Common Stock.”

The risks identified in our filings with the Securities and Exchange Commission include:

•      Risks associated with the restatement of our financial statements;

•      Risks associated with our performance which could be materially adversely affected by a general economic downturn or  lessening demand in the software sector;

•      Risks associated with our ability to successfully and effectively compete in a highly competitive and rapidly changing industry;

•      Risks inherent in making an estimate of our backlogs which may not be accurate and may not generate the predicted revenue;

•      Risks associated with tax positions taken by us which require substantial judgment and with which taxing authorities may not agree;

•      Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and our revenues in the future;

•      Risks associated with our stock price which may be volatile;

•      Risks associated with conducting international operations;

•      Risks regarding one of our most strategic products, BASE24-eps, which may prove to be unsuccessful in the marketplace;

•      Risks associated with our future profitability which depends on demand for our products; lower demand in the future could adversely affect our business;

•      Risks associated with the complexity of our software products and the risk that our software products may contain undetected errors or other defects which could damage our reputation with customers, decrease profitability, and expose us to liability;

•      Risks associated with the IBM alliance, including our and/or IBM’s ability to perform under the terms of that alliance and customer receptiveness to the alliance

•      Risks associated with future acquisitions and investments which could materially adversely affect us;

•      Risks associated with our ability to protect our intellectual property and technology and that we may be subject to increasing litigation over our intellectual property rights;

•      Risks associated with litigation that could materially adversely affect our business financial condition and/or results of operations;

•      Risks associated with our offshore software development activities which may be unsuccessful and may put our  intellectual property at risk;

•      Risks associated with security breaches or computer viruses which could disrupt delivery of services and damage our reputation;

•      Risks associated with our ability to comply with governmental regulations and industry standards to which are customers  are subject which may result in a loss of customers or decreased revenue;

•      Risks associated with our ability to comply with privacy regulations imposed on providers of services to financial institutions;

•      Risks associated with system failures which could delay the provision of products and services and damage our reputation with our customers;

•      Risks associated with our restructuring plan which may not achieve expected efficiencies;

•      Risks associated with material weaknesses in our internal control over financial reporting;

•      Risks associated with the impact of economic changes on our customers in the banking financial services industries including the current mortgage crisis which could reduce the demand for our products and services;

•      Risks associated with the our recent outsourcing agreement with IBM which may not achieve the level of savings that we anticipate and involves many changes in systems and personnel which increases operational and control risk during transition, including, without limitation, the risks described in our Current Report on Form 8-K filed March 19, 2008; and

•      Risks associated with our announcement of the maturity of certain legacy retail payment products may result in decreased customer investment in our products and our strategy to migrate customers to our next generation products may be unsuccessful which may adversely impact our business and financial condition.

Additional risks that may impact forward-looking statements include:

•      Risks associated with our restructuring, including but not limited to, diversion of management time and resources and disruption of services to customers;

•      Our ability to achieve the anticipated cost savings through the proposed restructuring of our business operations;

•      Risks associated with head—count reductions, which risks may vary by country, including risks of litigation for wrongful termination or demand for severance compensation in excess of what we expect to pay;

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	June 30,	December 31,	June 30,	December 31,
	2008	2007	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$98,193	$97,011	$89,965	$89,900
Billed receivables, net	88,208	87,932	73,226	65,402
Accrued receivables	15,371	11,132	13,777	13,593
Deferred income taxes	5,747	5,374	5,830	2,441
Recoverable income taxes	7,284	6,033	2,956	—
Prepaid expenses	11,131	9,803	10,305	8,010
Other current assets	9,322	8,399	9,181	12,353
Total current assets	235,256	225,684	205,240	191,699

Property, plant and equipment, net	20,400	19,503	18,926	18,899
Software, net	31,155	31,430	33,118	32,990
Goodwill	210,175	206,770	202,974	193,927
Other intangible assets, net	35,368	38,088	40,846	41,338
Deferred income taxes	32,541	31,283	15,935	17,517
Other assets	17,609	17,700	12,543	13,106
TOTAL ASSETS	$582,504	$570,458	$529,582	$509,476

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$12,524	$16,351	$14,293	$12,465
Accrued employee compensation	24,948	22,659	26,823	17,242
Deferred revenue	121,119	115,519	97,105	78,497
Income taxes payable	—	—	—	—
Alliance agreement liability	7,147	9,331	—	—
Accrued and other current liabilities	23,264	22,992	17,832	16,737
Total current liabilities	189,002	186,852	156,053	124,941

Deferred revenue	23,147	27,253	25,742	22,414
Note payable under credit facility	75,000	75,000	75,000	75,000
Deferred income taxes	2,851	3,245	—	—
Alliance agreement noncurrent liability	40,226	—	—	—
Other noncurrent liabilities	34,693	37,069	17,480	16,755
Total liabilities	364,919	329,419	274,275	239,110

Commitments and contingencies

Stockholders' equity
Preferred Stock	—	—	—	—
Common stock	204	204	204	204
Common stock warrants	24,003	24,003	—	—
Treasury stock	(160,473)	(140,320)	(113,429)	(97,768)
Additional paid-in capital	308,139	311,108	309,616	309,086
Retained earnings	45,254	47,886	61,841	64,978
Accumulated other comprehensive income (loss)	458	(1,842)	(2,925)	(6,134)
Total stockholders' equity	217,585	241,039	255,307	270,366
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$582,504	$570,458	$529,582	$509,476

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Software license fees	$38,214	$40,920	$77,312	$79,444
Maintenance fees	32,867	31,287	64,340	61,188
Services	38,138	25,902	60,158	47,425
Total revenues	109,219	98,109	201,810	188,057

Expenses:
Cost of software license fees	11,966	9,932	24,457	21,125
Cost of maintenance and services	36,044	26,789	64,673	50,140
Research and development	12,694	13,422	25,247	25,463
Selling and marketing	22,741	16,894	39,491	33,693
General and administrative	24,515	26,190	47,195	52,543
Total expenses	107,960	93,227	201,063	182,964

Operating income	1,259	4,882	747	5,093

Other income (expense):
Interest income	703	940	1,296	1,954
Interest expense	(1,038)	(1,431)	(2,404)	(3,028)
Other, net	2,333	(1,533)	2,143	(1,870)
Total other income (expense)	1,998	(2,024)	1,035	(2,944)

Income before income taxes	3,257	2,858	1,782	2,149
Income tax expense	2,429	5,581	4,414	5,286
Net income (loss)	$828	$(2,723)	$(2,632)	$(3,137)

Earnings (loss) per share information
Weighted average shares outstanding
Basic	34,133	37,075	34,649	37,118
Diluted	34,903	37,075	34,649	37,118

Earnings (loss) per share
Basic	$0.02	$(0.07)	$(0.08)	$(0.08)
Diluted	$0.02	$(0.07)	$(0.08)	$(0.08)

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(2,632)	$(3,137)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	3,174	2,976
Amortization	7,741	7,379
Tax expense of intellectual property shift	1,180	956
Amortization of debt financing costs	168	168
Gain on reversal of asset retirement obligation	(949)	—
Loss on disposal of assets	236	13
Change in fair value of interest rate swaps	754	—
Deferred income taxes	(1,465)	(2,826)
Stock-based compensation expense	5,165	3,046
Tax benefit of stock options exercised and cash settled	109	734
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	(1,211)	(4,830)
Other current assets	(1,136)	(898)
Other assets	(1,334)	(425)
Accounts payable	(4,079)	(346)
Accrued employee compensation	1,761	5,909
Proceeds from alliance agreement	37,487	—
Accrued liabilities	(1,373)	182
Current income taxes	(1,363)	(273)
Deferred revenue	731	18,677
Other current and noncurrent liabilities	141	(66)
Net cash flows from operating activities	43,105	27,239

Cash flows from investing activities:
Purchases of property and equipment	(4,619)	(2,047)
Purchases of software and distribution rights	(3,984)	(479)
Alliance technical enablement expenditures	(2,445)	—
Proceeds from alliance agreement	1,246	—
Acquisition of businesses, net of cash acquired	(20)	(10,730)
Other	—	6
Net cash flows from investing activities	(9,822)	(13,250)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,042	—
Proceeds from exercises of stock options	787	—
Excess tax benefit of stock options exercised	62	—
Purchases of common stock	(30,064)	(14,865)
Payments on debt and capital leases	(1,904)	(915)
Net cash flows from financing activities	(30,077)	(15,780)

Effect of exchange rate fluctuations on cash	(2,024)	1,856
Net increase in cash and cash equivalents	1,182	65
Cash and cash equivalents, beginning of period	97,011	89,900
Cash and cash equivalents, end of period	$98,193	$89,965

Supplemental cash flow information
Income taxes paid, net	$6,752	$6,882
Interest paid	$2,584	$2,544